Exhibit 99.1
October 16, 2013 for Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2013

NORTH LIBERTY, IOWA - October 16, 2013 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended September 30, 2013. For the quarter, net income increased $3.4 million to $15.9 million compared to $12.4 million in the 2012 period, a 27.6% increase. Basic earnings per share increased 26.7% to $0.19 from $0.15 reported in the third quarter of 2012. For the nine months ended September 30, 2013 net income increased $7.5 million to $54.7 million compared to $47.2 million for the same period of 2012, a 15.9% increase. Basic earnings per share increased 18.2% to $0.65 from $0.55 reported in the nine months ended September 30, 2012.

For the quarter ended September 30, 2013, operating revenues decreased to $130.6 million from $135.0 million in the third quarter of 2012. Improvements in rates were more than offset by new government regulations on hours of service which began July 1, 2013, a competitive environment for the high quality, professional truck drivers who meet our hiring requirements, an inconsistent freight environment, and slightly lower fuel surcharge revenue. Fuel surcharge revenues were $26.7 million for the quarter, a 1.6% decline from $27.1 million in the same period of 2012.

For the nine months ended September 30, 2013 operating revenues decreased to $398.9 million from $409.6 million in the 2012 period, including a decline in fuel surcharge revenues to $82.0 million in the 2013 period compared with $84.4 million in the 2012 period. Operating income for the three and nine month periods was positively impacted by a $2.8 million and a $14.9 million increase in gains, respectively, on disposal of property and equipment as Heartland Express, Inc. (the "Company") continued to upgrade its fleet and the used equipment market remained strong.

Effective July 1, 2013, the Company adjusted its depreciation estimate for tractors to the 125% declining balance method from the 150% declining balance method. Under the declining balance method, depreciation for each tractor is highest in the first year and declines in each year throughout the useful life.  This differs from the straight line method used by many other trucking companies, and the Company believes that the declining balance method better matches the actual declines in value of new tractors over their useful lives. Beginning in 2009, the Company changed its estimate of depreciation from the 125% method to the 150% declining balance method because of sharply lower used truck values, higher prices for new equipment, and uncertainty surrounding the reliability and resale value of tractors with 2010 emission-compliant engines. The Company believes a more stable used equipment market now supports a return to the Company's historical estimate of depreciation on tractor equipment over its expected useful life as well as estimated values of such equipment at the end of the equipment's useful life. In future periods, depreciation expense per tractor and gain on sale per tractor are expected to be lower than under the 150% declining balance method, assuming the Company's average fleet age remains relatively young.  Changing to the 125% declining balance method from the 150% declining balance method increased operating income and decreased depreciation expense by approximately $2.1 million during the three and nine months ended September 30, 2013.

For the quarter, the Company posted an operating ratio (operating expenses as a percentage of operating revenues) of 80.1% and a 12.1% net margin (net income as a percentage of operating revenues) compared to 85.4% and 9.2%, respectively, in the third quarter of 2012. The Company posted an operating ratio of 78.5% and a 13.7% net margin for the nine month period ended September 30, 2013 compared to an 82.9% operating ratio and an 11.5% net margin for the same period of 2012.

Improvements in our overall fleet fuel economy, largely the result of capital spending on a newer tractor fleet, lower fleet utilization, and decreases in fuel prices, all contributed in fuel expense decreases for both the quarterly period and year to date periods compared to the respective periods of 2012. Fuel expense decreased 7.5% or $3.2 million for the quarter ended September 30, 2013 and 4.3% or $5.4 million for the nine months ended September 30, 2013. The U.S. average cost of diesel fuel was $3.92 per gallon during the third quarter of 2013, a 1.0% decrease from the third quarter of the prior year. The U.S. average cost of diesel fuel for the first nine months of 2013 was $3.94 per gallon, a 0.5% decline from an average price of $3.96 for the comparable period of 2012.

The average age of the Company's tractor fleet was 2.0 years as of September 30, 2013 compared to 2.4 years as of September 30, 2012. The Company took delivery of 303 new tractors during the third quarter of 2013 which included International ProStar Plus and Freightliner Cascadia models. The current tractor fleet upgrade will continue through the first quarter of 2014 which will complete the latest scheduled purchase of 1,100 new tractors. The average age of the Company's trailer fleet was 3.2 years at September 30, 2013 compared to 3.3 years at September 30, 2012, with 100% of our trailers being 2007 models and newer at the end of the quarter.

The Company ended the quarter with cash, cash equivalents, and short and long-term investments totaling $175.4 million, a $35.5 million increase from the $139.9 million reported at December 31, 2012 despite spending $35.1 million (net of sales proceeds) for fleet equipment upgrades during the first nine months of the year. As of September 30, 2013, the Company's balance of auction rate securities, at par, was $11.4 million. The Company has received call notices, at par, of $6.9 million of auction rate securities which are expected to be received in early fourth quarter of 2013. Net cash flows from operations increased to 18.3% of operating revenues during the nine months ended September 30, 2013 compared with 16.5% for the same period of September 30, 2012. The Company continues to maintain a debt-free balance sheet with total assets of $537.5 million. The Company ended the trailing twelve months as of September 30, 2013 with a return on total assets of 13.6% and a 21.8% return on equity compared to 11.8% and 17.9%, respectively, during the trailing twelve months as of September 30, 2012.

A dividend of $0.02 per share was declared during the quarter and was paid on October 2, 2013. The Company has now paid cumulative cash dividends of $441.7 million, including three special dividends, over the past forty-one consecutive quarters. The Company has not purchased any shares of its common stock during the current fiscal year. As of September 30, 2013, there are 3.2 million shares remaining under the current repurchase authorization.

Heartland Express continues to build on its reputation as a quality service provider. Providing excellent customer service has allowed us to build solid, long-term relationships. In addition to seven previously announced awards during 2013, we were recently recognized with the DuPont 2012 Outstanding Service Award, the FedEx 2013 Carrier of the Year Award, the FedEx 2013 Gold Award for 99.8% on time service, the FedEx Smartpost 2013 Peak Performance Award, the Niagara Waters East Region Carrier Partner of the Year Award, the Sonoco 2013 Helping Hands of the Year Award, the United Sugars 2013 Dry Van Carrier of the Year Award, the Whirlpool Corporation 2013 Carrier of the Year Award, and Logistics Management magazine's Dry Freight Carrier Quest for Quality award for the eleventh consecutive year. These awards are a direct reflection upon our operational excellence and our outstanding group of drivers.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.
Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer

319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
OPERATING REVENUE	$130,645	$135,010	$398,909	$409,552

OPERATING EXPENSES:
Salaries, wages, and benefits	$39,556	$40,899	$121,093	$125,857
Rent and purchased transportation	1,112	1,495	3,735	4,752
Fuel	39,261	42,443	120,876	126,259
Operations and maintenance	4,987	6,468	14,256	18,371
Operating taxes and licenses	1,972	2,122	6,856	6,445
Insurance and claims	2,016	4,832	9,620	11,297
Communications and utilities	767	756	2,239	2,249
Depreciation	15,117	14,250	47,112	42,184
Other operating expenses	4,334	3,752	11,839	11,379
Gain on disposal of property and equipment	(4,477)	(1,674)	(24,299)	(9,433)

	104,645	115,343	313,327	339,360

Operating income	26,000	19,667	85,582	70,192

Interest income	126	191	378	500

Income before income taxes	26,126	19,858	85,960	70,692

Federal and state income taxes	10,258	7,424	31,220	23,443

Net income	$15,868	$12,434	$54,740	$47,249

Earnings per share
Basic	$0.19	$0.15	$0.65	$0.55
Diluted	$0.19	$0.14	$0.64	$0.55

Weighted average shares outstanding
Basic	84,837	85,646	84,799	86,189
Diluted	85,038	85,925	85,041	86,508

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2013	2012
CURRENT ASSETS
Cash and cash equivalents	$164,215	$119,838
Short term investments	6,850	—
Trade receivables, net	48,112	46,555
Prepaid tires	4,806	6,603
Other current assets	5,689	2,281
Income tax receivable	4,119	2,351
Deferred income taxes, net	12,509	13,797
Total current assets	246,300	191,425

PROPERTY AND EQUIPMENT	449,894	432,330
Less accumulated depreciation	177,206	189,959
	272,688	242,371
LONG-TERM INVESTMENTS	4,345	20,016
OTHER ASSETS	14,119	13,925
	$537,452	$467,737
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$28,825	$7,583
Compensation and benefits	18,235	16,409
Insurance accruals	11,934	13,924
Other accruals	7,535	7,439
Total current liabilities	66,529	45,355
LONG-TERM LIABILITIES
Income taxes payable	19,708	23,122
Deferred income taxes, net	55,345	51,306
Insurance accruals less current portion	54,008	57,590
Total long-term liabilities	129,061	132,018
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2013 and 2012; outstanding 84,837 in 2013 and 84,770 in 2012	907	907
Additional paid-in capital	3,774	2,968
Retained earnings	417,951	368,313
Treasury stock, at cost; 5,852 in 2013 and 5,919 in 2012	(80,540)	(80,540)
Accumulated other comprehensive loss	(230)	(1,284)
	341,862	290,364
	$537,452	$467,737